Exhibit 99.2

CONTACT:

Peyton Marshall

Executive Vice President & CFO

617-926-1551

pmarshall@panacos.com

Panacos Appoints Peyton Marshall

Executive Vice President and CFO

Watertown, MA (August 18, 2005) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC) (“Panacos” or “the Company”), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced the appointment of Peyton J. Marshall, Ph.D. to the position of Executive Vice President and Chief Financial Officer effective August 17, 2005. Mr. Marshall is an experienced financial executive with over 20 years experience in public biotechnology companies and the financial industry. At Panacos, formerly known as V.I.Technologies, Inc. or VITEX, Mr. Marshall will oversee financial operations, compliance and reporting, corporate financing activities, investor and public relations, facilities and information technology.

Over the previous eight years, Mr. Marshall was Chief Financial Officer of EPIX Pharmaceuticals and Chief Financial Officer of The Medicines Company, where his responsibilities and experience have encompassed financial management, corporate fundraising and strategic planning spanning the full range of pharmaceutical business activities, including collaboration agreements, clinical trials, regulatory approval and commercial launch. In these roles, his experience has included raising over $400 million through equity and debt transactions, overseeing internal financial control and reporting systems and implementing Sarbanes-Oxley compliance. Prior to joining The Medicines Company, he was an investment banker with UBS and Goldman, Sachs based in London. Mr. Marshall received an A.B. in Economics from Davidson College and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Samuel K. Ackerman, MD, Chairman and CEO, commented, “We are thrilled to have Peyton join our senior management team. His extensive experience in corporate

Panacos Appoints Peyton Marshall, Executive Vice President and CFO — Page 2

finance, fundraising and strategic thinking add major strengths to our growing management team as we pursue our objective of becoming a top tier biopharmaceutical company.” Dr. Ackerman continued, “His prior successes bear witness to his exceptional skill set in areas vital to Panacos at our current dynamic stage of growth.”

“I am delighted to be joining the Panacos team at a very exciting time for the Company,” said Mr. Marshall. “PA-457 has tremendous potential to improve care for HIV patients and the Company has developed a great foundation for continued leadership in discovering and developing innovative antiviral drugs.”

About Panacos

Panacos is developing the next generation of antiviral products. The Company is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Our proprietary discovery technologies and lead therapeutic candidate, PA-457, focus on novel targets in the virus life cycle, including virus fusion and virus maturation. PA-457 is the first in a new class of HIV drugs called Maturation Inhibitors discovered by the Company, with broad activity against HIV, including strains resistant to currently approved drugs, the leading cause of HIV treatment failure. It is currently in Phase 2 clinical testing for treatment of HIV infection. For more information on Vitex, please visit our web site at: http://www.panacos.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the progress of clinical development of PA-457 and the timing of results of clinical trials, the execution of the Company’s financing plans, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.